                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                   RULES 13D-1(b), (c) AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 2)*

                                  ARQULE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   042 69E 107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Sevin Rosen Fund IV L.P.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                    (b)  [   ]


3          SEC USE ONLY


4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                             5     SOLE VOTING POWER
  NUMBER OF SHARES                 658,113
 BENEFICIALLY OWNED
 BY EACH REPORTING           6     SHARED VOTING POWER
   PERSON WITH                     -0-

                             7     SOLE DISPOSITIVE POWER
                                   658,113

                             8     SHARED DISPOSITIVE POWER
                                   -0-

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          658,113

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [  ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%

12        TYPE OF REPORTING PERSON*

          PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          SRB Associates IV L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                                 (b)  [   ]

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              5       SOLE VOTING POWER
  NUMBER OF SHARES                    658,113
 BENEFICIALLY OWNED
 BY EACH REPORTING            6       SHARED VOTING POWER
    PERSON WITH                       -0-

                              7       SOLE DISPOSITIVE POWER
                                      658,113

                              8       SHARED DISPOSITIVE POWER
                                      -0-
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          658,113

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                          [  ]

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%

12        TYPE OF REPORTING PERSON*

          PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Jon W. Bayless

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

                              5   NUMBER OF SHARES
 SOLE VOTING POWER                50,611
 BENEFICIALLY OWNED
 BY EACH REPORTING            6   SHARED VOTING POWER
  PERSON WITH                     658,113

                              7   SOLE DISPOSITIVE POWER
                                  50,611

                              8   SHARED DISPOSITIVE POWER
                                  658,113

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        708,724

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                [  ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.8%

12      TYPE OF REPORTING PERSON*

        IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Stephen M. Dow

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

                             5    SOLE VOTING POWER
  NUMBER OF SHARES                14,500
BENEFICIALLY OWNED
 BY EACH REPORTING           6    SHARED VOTING POWER
   PERSON WITH                    716,427

                             7    SOLE DISPOSITIVE POWER
                                  14,500

                             8    SHARED DISPOSITIVE POWER
                                  716,427
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           730,927

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                    [  ]

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.0%

12         TYPE OF REPORTING PERSON*

           IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                       5

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          John V. Jaggers

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                   (b)  [   ]


3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

                             5     SOLE VOTING POWER
  NUMBER OF SHARES                 37,693
 BENEFICIALLY OWNED
 BY EACH REPORTING           6     SHARED VOTING POWER
   PERSON WITH                     658,113

                             7     SOLE DISPOSITIVE POWER
                                   37,693

                             8     SHARED DISPOSITIVE POWER
                                   658,113

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       695,806

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.7%

12     TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Charles H. Phipps

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [   ]
                                                                  (b)  [   ]

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
                             5     SOLE VOTING POWER
  NUMBER OF SHARES                 44,066
 BENEFICIALLY OWNED
 BY EACH REPORTING           6     SHARED VOTING POWER
   PERSON WITH                     662,363

                             7     SOLE DISPOSITIVE POWER
                                   44,066

                             8     SHARED DISPOSITIVE POWER
                                   662,363

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      706,429

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                         [  ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.8%

12    TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

          Jennifer Gill Roberts

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [   ]
                                                                  (b)  [   ]


3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.

                             5    SOLE VOTING POWER
 NUMBER OF SHARES                 0
BENEFICIALLY OWNED
 BY EACH REPORTING           6    SHARED VOTING POWER
   PERSON WITH                    658,113

                             7    SOLE DISPOSITIVE POWER
                                  0

                             8    SHARED DISPOSITIVE POWER
                                  658,113

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      658,113

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                [  ]

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.4%

12    TYPE OF REPORTING PERSON*

      IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
                  (A)  NAME OF ISSUER.

                  ArQule, Inc., a Delaware corporation (the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155.

ITEM 2.
                  (A) NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon
W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); (vi) Charles H. Phipps ("Phipps"); and (vii) Jennifer Gill Roberts ("Roberts"). SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers, Phipps and Roberts are the general partners of SRB IV.

                  (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

                  The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow and Roberts is 169 University Avenue, Palo Alto, California 94301.

                  (C)  CITIZENSHIP.

                  SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers, Phipps and Roberts are each U.S. citizens.

                  (D) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

                  (E) CUSIP NUMBER.

                  042 69E 107

ITEM 3.
                  This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.           OWNERSHIP.(1)

                  (A)  AMOUNT BENEFICIALLY OWNED.

                         (i) Each of SR IV, SRB IV and Roberts beneficially owns 658,113 shares of Common Stock.

                         (ii) Bayless beneficially owns 708,724 shares of Common Stock.

                         (iii) Dow beneficially  owns 722,427 shares of Common
                               Stock.

                         (iv) Jaggers beneficially owns 695,806 shares of Common Stock.

                         (v)   Phipps beneficially owns 706,429
                               shares of Common Stock.

                  (B)  PERCENT  OF  CLASS.(2)

                         (i)   SR IV and SRB - 5.4%.

                         (ii)  Bayless - 5.8%

                         (iii) Dow - 5.9%

                         (iv)  Jaggers - 5.7%

                         (v) Phipps - 5.8%

                         (vi) Roberts - 5.4%

--------
   (1) Of the shares of Common Stock beneficially owned by each of SR IV, SRB IV, Bayless, Jaggers, Dow, Phipps and Roberts, 658,113 shares are owned of record by SR IV.

  (2) According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

                  (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                           (i)(a) Each of SR IV and SRB IV has sole power to to vote or dispose or to direct the vote or disposition of 658,113 shares of Common Stock.

                              (b) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                           (ii)(a) Bayless has sole power to vote or dispose or to direct the vote or disposition of 50,611 shares of Common Stock.

                               (b) Bayless has shared power to vote or dispose or to direct the vote or disposition of 658,113 shares of Common Stock.

                           (iii)(a) Dow has sole  power to vote or dispose or to
                                    direct  the vote or  disposition  of  14,500
                                    shares of Common Stock.

                                (b) Dow has shared power to  vote  or dispose or
                                    to direct the vote or disposition of 716,427 shares of Common Stock.

                           (iv) (a) Jaggers  has  sole  power  to  vote  or
                                    dispose or to direct the vote or disposition of 37,693 shares of Common Stock.

                                 (b)Jaggers has shared  power to vote to dispose
                                    or to direct the vote or disposition of 658,113 shares of Common Stock.

                           (v)(a) Phipps has sole power to vote or dispose or to direct the vote or disposition of 44,066 shares of Common Stock.

                                (b) Phipps has  shared  power to vote or dispose
                                    or to direct the vote or disposition of 662,363 shares of Common Stock.

                           (v)(a) Roberts has sole power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                                (b) Roberts has shared  power to vote or dispose
                                    or to direct the vote or disposition of 658,113 shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART


                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                  SEVIN ROSEN FUND IV L.P.
                                  By: SRB Associates IV L.P.,
                                      General Partner

Dated: February 16, 1999          By: /S/ JOHN V. JAGGERS
                                      -----------------------------------
                                      John V. Jaggers,  a General Partner

                                   SRB ASSOCIATES IV L.P.

Dated: February 16, 1999           By: /S/ JOHN V. JAGGERS
                                      ------------------------------------
                                      John V. Jaggers, a General Partner


Dated: February 16, 1999              /S/ JOHN V. JAGGERS
                                      -------------------------------------
                                      Jon W. Bayless, by John V. Jaggers,
                                      Attorney-in-Fact

Dated: February 16, 1999              /S/ JOHN V. JAGGERS
                                      -------------------------------------
                                      Stephen M. Dow, by John V. Jaggers,
                                      Attorney-in-Fact


Dated: February 16, 1999              /S/ JOHN V. JAGGERS
                                      --------------------------------------
                                      John V. Jaggers


Dated: February 16, 1999                /S/ JOHN V. JAGGERS
                                      --------------------------------------
                                      Charles H. Phipps, by John V. Jaggers,
                                      Attorney-in-Fact


Dated: February 16, 1999              /S/ JOHN V. JAGGERS
                                      ---------------------------------------
                                      Jennifer Gill Roberts, by John V. Jaggers,
                                      Attorney-in-Fact

                                  EXHIBIT INDEX
EXHIBIT

99.1              Joint Filing Agreement.